Exhibit 10.1

October 16, 2012

Tim Morse

Dear Tim:

Yahoo! Inc. (“Yahoo!” or the “Company”) is prepared to offer you separation benefits to aid in your employment transition. If you (1) sign and comply with the terms of this separation agreement (the “Agreement”), (2) return a signed Waiver and Release of Claims attached to the Agreement as Exhibit A (the “Release”) to Yahoo! within the time period specified in the Release, and (3) do not revoke the Release during the applicable revocation period (collectively these are the “Agreement Eligibility Requirements”), then you will receive all payments and benefits described in paragraph 3 below.

1. Separation. Your last day of employment with the Company and your employment termination date will be November 15, 2012 (the “Separation Date”). Effective as of the Separation Date, you hereby resign as an employee of the Company and from all offices and directorships you have with the Company, its subsidiaries and/or affiliates, and from any fiduciary or other committee with respect to any benefit plan of the Company or any of the Company’s subsidiaries and/or affiliates. You shall promptly execute such additional documents as are reasonably requested by the Company to evidence the foregoing. After the Separation Date, you shall not represent yourself as being an officer, director or employee of the Company or any of its subsidiaries or affiliates or as a fiduciary of any such benefit plan for any purpose.

2. Accrued Salary and Paid Time Off. On the Separation Date, Yahoo! will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to payroll deductions and required withholdings. You are entitled to any earned payments regardless of whether or not you sign this Agreement.

3. Severance Payments and Benefits. If you meet the Agreement Eligibility Requirements, then the following will occur: (i) Yahoo! will pay you the severance payments and benefits for a termination of your employment by the Company without “Cause” in accordance with, and at such times specified in, your severance agreement with the Company dated March 16, 2011, a copy of which is attached as Exhibit B; (ii) you will receive the acceleration of vesting provided for upon a termination without cause under your outstanding stock option and restricted stock unit award agreements; and (iii) you will be credited with an additional 182.5 days of service for purposes of calculating the pro rata vesting on termination without “Cause” under your restricted stock unit award granted to you on November 30, 2011 (collectively, the “Severance Benefits”).

4. Obligations. Prior to your Separation Date, you shall devote your full business efforts and time to Yahoo! and you agree that you will not engage in any activities that are in violation of Yahoo!’s Code of Ethics or any other Yahoo! policy.

5. Responsibility for Taxes. Other than Yahoo!’s obligation and right to withhold federal, state and local taxes, you will be responsible for any and all taxes, interest, and penalties that may be imposed with respect to the payments contemplated by this Agreement (including (without limitation) those imposed under Internal Revenue Code Section 409A). To the extent that this Agreement is subject to Internal Revenue Code Section

409A, you and Yahoo! agree that the terms and conditions of this Agreement shall be construed and interpreted to the maximum extent reasonably possible, without altering the fundamental intent of this Agreement, to comply with and avoid the imputation of any tax, penalty or interest under Code Section 409A.

6. Employee Stock Purchase Plan. Contributions to your Employee Stock Purchase Plan (“ESPP”) will cease as of the Separation Date. Under the terms of the ESPP, all contributions you made to the ESPP that have not been used to purchase stock will be returned to you without interest by Yahoo! Payroll. For more information about the ESPP, please review your information via your E*TRADE online access at www.etrade.com. Should you have any questions, please contact E*TRADE directly at (800) 838-0908 or Yahoo! Stock Plan Services at stockadmin@yahoo-inc.com.

7. 401(k) Plan. If you have questions about your 401(k) account, please contact HRbenefits@yahoo-inc.com.

8. Life Insurance. Your life insurance coverage will cease on or before the Separation Date under the terms of the life insurance plan. The Company will provide you with information about the option to convert this coverage to an individual policy.

9. Flexible Spending Plan. If you enrolled in the Company’s Flexible Spending Plan and established a Healthcare Reimbursement Account and/or Dependent Care Reimbursement Account for the current plan year, you have 90 days following your Separation Date (as long as it is prior to March 31 of the following plan year) to submit any covered expenses for reimbursement provided the expenses were incurred from January 1 of the current plan year through your Separation Date. You may only submit expenses that you incurred prior to the Separation Date.

10. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date, with the exception of any benefit, the right to which has vested, under the express terms of a written benefit plan of the Company.

11. Expense Reimbursements. You agree that, within 30 days following the Separation Date, you will submit your final expense reimbursement statement and required documentation reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. Yahoo! will reimburse you for expenses pursuant to its regular business practice. You may only submit expenses that you incurred prior to the Separation Date. For a copy of the Yahoo! expense form, please email expqueries@yahoo-inc.com. Please submit completed expense reports and receipts to the Accounts Payable Department at Yahoo!, 701 First Avenue, Sunnyvale, California 94089.

12. Invention and Assignment to Yahoo!. Prior to and after your Separation Date, you agree to perform promptly all acts deemed necessary or desirable by Yahoo! to permit and assist it, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in all intellectual property assigned or assignable to Yahoo! pursuant to your Employee Confidentiality and Assignment of Inventions Agreement(s) or similar agreement(s) including (without limitation) disclosing information to Yahoo!, executing documents and assisting or cooperating in legal proceedings. You understand and agree that while you will not be eligible to receive the Severance Benefits and other benefits specified in this Agreement until you have performed the acts specified in this paragraph (if requested by Yahoo!), such obligation extends beyond the Separation Date and shall only be deemed complete at Yahoo!’s sole discretion.

13. Proprietary Information Obligations. You acknowledge your continuing obligations under your Employee Confidentiality and Assignment of Inventions Agreement(s) or similar agreement(s) (collectively “NDA”), including your obligation not to use or disclose any confidential or proprietary information of the Company, its subsidiaries or affiliated entities and not to solicit Yahoo! employees and, to the extent permitted by applicable law, not to solicit Yahoo! customers as specified in your NDA.

14. Nondisparagement. You agree not to disparage Yahoo! or its officers, directors, employees, shareholders or agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided, however, that statements which are complete and made in good faith in response to any question, inquiry or request for information required by legal process shall not violate this paragraph.

15. Cooperation. You agree to reasonably cooperate with and make yourself available on a continuing basis to Yahoo! and its representatives and legal advisors in connection with any matters in which you are or were involved or any existing or future claims, investigations, administrative proceedings, lawsuits and other legal and business matters, as requested by Yahoo!. You also agree that within two business days of receipt (or more promptly if reasonably required by the circumstances) you shall send the Company copies of all correspondence (including (without limitation) subpoenas) received by you in connection with any legal proceedings involving or relating to Yahoo!, unless you are expressly prohibited by law from doing so. You agree that you will not cooperate with any third party in any actual or threatened claim, charge, or cause of action of any nature whatsoever against any Released Party (as defined in the Release, attached as Exhibit A) unless required to do so by law. You understand that nothing in this Agreement prevents you from cooperating with any government investigation.

16. Certification Regarding Search and Return of Yahoo! Property. You hereby certify to the following: (A) prior to the Separation Date, you will conduct a good faith and diligent search for any Yahoo! business data, whether or not such data would be considered confidential or proprietary and/or whether such data constitutes a legally protectable trade secret, including hard copy and all electronically stored data (“Yahoo! Business Data”) that may be in your possession (this search shall include reviewing the contents of any personal email accounts and Instant Messenger archives that you maintain, home computers, and other electronic computer media (CDs, USB thumb drives, disks, back-up drives, etc.) that you may have used during your employment to send, receive or store Yahoo! Business Data (“Personal Computer Media”)); (B) to the extent you locate any Yahoo! Business Data pursuant to your search described above, you will return all originals and copies of such data to Yahoo!, and make arrangements for Yahoo!, at its option, to retrieve, destroy and/or permanently delete such data from your Personal Computer Media such that you cannot recover the data or access it in any manner; (C) you have not copied, saved, downloaded, retained, disclosed, photographed or transmitted in any form whatsoever, any Yahoo! Business Data to any source except in the course of performing your duties for Yahoo! and for Yahoo!’s benefit (and will not take such any such actions prior to the Separation Date); (D) you have not copied, saved, downloaded, retained, disclosed, photographed, or transmitted in any form whatsoever, any Yahoo! Business Data to any source for the purpose of retaining such data after your Separation Date or taking such data with you to your next employer or using it in connection with any subsequent employment (and will not take such any such actions prior to the Separation Date); (E) following the Separation Date, you will not possess any Yahoo! Business Data in tangible or electronic form, except employment-related documents such as wage, benefit and related information specific to the terms and conditions of your employment with Yahoo!; (F) to the extent you have any question about whether a Yahoo! document contains Yahoo! Business Data, you will inquire of Yahoo! in writing at IPQuestionsSeparations@yahoo-inc.com concerning the specific document and receive instruction as to whether such document relates solely to your employment as defined in this paragraph or whether Yahoo! requires you to return the document(s) (in which case, you agree that such document(s) will be returned); (G) on or prior to the Separation Date, you will return all keys, access cards, credit cards, travel related cards, identification cards, phones, computers and related company-issued devices, including electronic mail devices, PDAs and/or electronic organizers, and other property and equipment belonging to Yahoo! (“Company Property”); (H) other than in the normal course of performing your duties and/or responsibilities for Yahoo! and for Yahoo!’s benefit, you did not copy, back-up, or download (or attempt to copy, back-up or download) Yahoo! Business Data that was contained on Company Property other than back-ups created on Yahoo! computer systems, media or other property accessible only by Yahoo! and for Yahoo!’s benefit (and will not take such any such actions prior to the Separation Date); and (I) other than in the normal course of performing your duties and/or responsibilities for Yahoo! and for Yahoo!’s benefit, you did not delete or wipe or attempt to delete or wipe Yahoo! Business Data that was contained on Company Property (and will not take such any such actions prior to the Separation Date). If you discover after the Separation Date that you have retained any proprietary or confidential information (including (without limitation) proprietary or confidential information contained in any electronic documents or email systems in your possession or control), you also agree immediately upon discovery to send an email to IPQuestionsSeparations@yahoo-inc.com and inform Yahoo! of the nature and location of the proprietary or confidential information that you have retained so that Yahoo! may arrange to remove, recover, and/or collect such information. The Severance Benefits and other benefits under this Agreement will not be paid or provided until all Company property has been returned to Yahoo!.

17. Miscellaneous. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of Yahoo!. You may not make any changes to the terms of this Agreement unless that change is executed by you and Yahoo!. If you fail to comply with the terms of this Agreement (including (without limitation) paragraphs 13, 14, 15 and 16), you will be required to forfeit and repay (as applicable) all severance benefits and other consideration received. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable.

If this Agreement is acceptable to you, please sign below and return the original to Ron Johnstone at ronj@yahoo-inc.com or Yahoo!, 701 First Avenue, Sunnyvale, California 94089.

I wish you good luck in your future endeavors.

Sincerely,

YAHOO! INC.

By:	/s/ Marissa Mayer
Marissa Mayer
CEO, Yahoo! Inc.

Exhibit A – Waiver and Release of Claims

Exhibit B – Severance Letter

AGREED AND VOLUNTARILY EXECUTED:

/s/ Timothy R. Morse
Tim Morse

10/16/12
Date

cc:	Personnel File

Exhibit A – Waiver and Release of Claims

1. Release of Claims. In consideration for, and as a condition of the severance benefits and other consideration as described in the attached separation agreement to which you are not otherwise entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively “Released Party”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Release. This general release is to the maximum extent permitted by law and includes (without limitation) the following: (A) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (B) all claims related to your compensation or benefits from the Company, including wages, salary, variable compensation, incentive payments, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (C) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (D) all tort claims, including (without limitation) claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (E) all federal, state, and local statutory claims, including (without limitation) claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Worker Adjustment and Retraining Notification Act (as amended) and similar laws in other jurisdictions, the Employee Retirement Income Security Act of 1974 (as amended), the Family and Medical Leave Act of 1993, and the California Fair Employment and Housing Act (as amended) and similar laws in other jurisdictions. To the maximum extent permitted by law, you also promise never directly or indirectly to bring or participate in an action against any Released Party under California Business & Professions Code Section 17200 or under any other unfair competition law of any jurisdiction. If, notwithstanding the above, you are awarded any money or other relief under such a claim, you hereby assign the money or other relief to the Company. Your waiver and release specified in this paragraph do not apply to any rights or claims that may arise after the date you sign this Release. This Release includes a release of claims of discrimination and retaliation on the basis of workers’ compensation status, but does not include claims for workers’ compensation benefits. Excluded from this Release are any claims that by law cannot be waived in a private agreement between employer and employee including (without limitation) the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission (“EEOC”) or any state or local fair employment practices agency. You waive, however, any right to any monetary recovery or other relief should the EEOC or any other agency pursue a claim on your behalf.

2. Representations. You acknowledge and represent the following: (A) you have not suffered any age-related or other discrimination, harassment, retaliation, or wrongful treatment by any Released Party; (B) you have not been denied any rights including (without limitation) rights to a leave or reinstatement from a leave under the Family and Medical Leave Act of 1993, the Uniformed Services Employment and Reemployment Rights Act of 1994, or any similar law of any jurisdiction; and (C) you have no work related injuries that have not already been disclosed to Yahoo!. You also acknowledge and agree that you have been paid all wages due and that, as to any further alleged wages, you agree that there is a good-faith dispute as to whether such wages are due, and based on this good-faith dispute, you release and waive any and all further claims regarding any alleged unpaid wages and any corresponding penalties, interest, or attorneys’ fees, in exchange for the consideration provided in this Agreement.

3. Release of Unknown Claims. You acknowledge that you have read and understand Section 1542 of the California Civil Code: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims.

4. ADEA Waiver. You agree that you are voluntarily executing this Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA and that the consideration given for the waiver and release is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (A) your waiver and release specified in this paragraph do not apply to any rights or claims that may arise after the date you sign this Release; (B) you have been advised to consult with an attorney prior to signing this Release; (C) if part of a group termination, you have received a disclosure from the Company that includes a description of the class, unit or group of individuals covered by this employment termination program, the eligibility factors for such program, and any time limits applicable to such program and a list of job titles and ages of all employees selected for this group termination and ages of those individuals in the same job classification or organizational unit who were not selected for termination (“Disclosures”); (D) you have 21 days from the date that you receive this Release to consider this Release (although you may choose to sign it any time on or after your Separation Date); (E) you have seven days after you sign this Release to revoke it (“Revocation Period”); and (F) this Release will not be effective until you have returned it to Yahoo! (instructions below) and the Revocation Period has expired (the “Effective Date”). Do not sign this Release prior to the Separation Date.

If this Release is acceptable to you, please sign below on or after the Separation Date and return the original to Ron Johnstone at ronj@yahoo-inc.com or Yahoo!, 701 First Avenue, Sunnyvale, California 94089 by December 6, 2012.

AGREED AND VOLUNTARILY EXECUTED:

Tim Morse

Date

cc:	Personnel File

Exhibit B – Severance Letter

March 16, 2011

Tim Morse

Dear Tim:

On behalf of Yahoo! Inc. (“Yahoo!” or the “Company”), I am pleased to inform you that Yahoo! will provide you with the severance protections described in this letter agreement (“Agreement”). This Agreement is being offered to you to provide both you and Yahoo! with certainty in the event that your employment with Yahoo! is terminated by Yahoo! without Cause.1 You will not be entitled to any severance benefits under this Agreement if your employment is terminated with Cause, if you voluntarily resign from your employment with Yahoo!, or if your employment terminates due to your death or disability.2

[1]

For purposes of this Agreement, “Cause” means termination of your employment by the Company based upon the occurrence of one or more of the following which, with respect to clauses (1), (2) and (3) below, if curable, you have not cured within fourteen (14) days after you receive written notice from the Company specifying with reasonable particularity such occurrence: (1) your refusal or material failure to perform your job duties and responsibilities (other than by reason of your serious physical or mental illness, injury or medical condition), (2) your failure or refusal to comply in any material respect with material Company policies or lawful directives, (3) your material breach of any contract or agreement between you and the Company (including but not limited to this Agreement and the Employee Confidentiality and Assignment of Inventions Agreement between you and the Company), or your material breach of any statutory duty, fiduciary duty or any other obligation that you owe to the Company, (4) your commission of an act of fraud, theft, embezzlement or other unlawful act against the Company or involving its property or assets or your engaging in unprofessional, unethical or other intentional acts that materially discredit the Company or are materially detrimental to the reputation, character or standing of the Company, or (5) your indictment or conviction or nolo contendere or guilty plea with respect to any felony or crime of moral turpitude. Following notice and cure as provided in the preceding sentence, upon any additional one-time occurrence of one or more of the events enumerated in that sentence, the Company may terminate your employment for Cause without notice and opportunity to cure. However, should the Company choose to offer you another opportunity to cure, it will not be deemed a waiver of its rights under this provision.

[2]

In no event will you be considered to have terminated employment for purposes of this letter if your employment by Yahoo! (including a subsidiary or affiliate) terminates and, immediately after such termination, you continue as an employee of another subsidiary or affiliate of Yahoo! (or Yahoo! Inc. if you had previously been employed by a subsidiary).

Severance. If your employment is terminated by Yahoo! without Cause (and other than due to your death or disability) and you comply with the release and other requirements described below, then you will be entitled to the benefits set forth below this paragraph. Yahoo! will provide you with written notice that your employment will terminate (the “Termination Notice”). You will remain employed by Yahoo! for a period of time as determined by Yahoo!, in its sole discretion, after the Termination Notice is provided (the “Notice Period”), but such period will not exceed (2) months. (For purposes of clarity, a Notice Period is not required, and the Company may terminate your employment immediately at any time upon delivery of a Termination Notice without providing a Notice Period.) The date your employment with Yahoo! terminates will be considered your “Termination Date.”

1.	Yahoo! will pay you the following amounts in cash as severance:

a.	an amount equal to your base salary (at the monthly rate in effect at the time the Termination Notice is provided to you) for a period of twelve (12) months less the number of months in the Notice Period (including partial months), such amount to be paid in a single lump sum;

b.	a lump sum payment equal to one hundred percent (100%) of your annual target bonus for the year in which your Termination Notice is provided; and

c.	a lump sum payment of a prorated bonus for the year in which your Termination Notice is provided, determined by multiplying (i) the lesser of your annual target bonus for such year or the annual bonus you would have been entitled to receive for such year if your employment had not terminated by (ii) a fraction, the numerator of which is the number of whole months of your active employment with Yahoo! during such year and the denominator of which is twelve (12).

The severance payments described above will be made on or before the sixtieth (60th) business day following your Termination Date, provided that if such period of 60 business days spans two calendar years, such payments will be made in the second of the two calendar years, and provided, further, that the prorated bonus referred to in 1(c) above will be paid at the same time bonuses for the applicable year are paid to the Company’s employees generally.

2.	Provided that you timely elect continued coverage under COBRA, Yahoo! will pay you an amount equal to your premium for continued group health coverage for the period you continue COBRA coverage (up to a maximum of twelve (12) months following your Termination Date), provided that Yahoo!’s obligation to make such payments will cease if you become eligible for coverage under the health plan of another employer or Yahoo! ceases to offer group medical coverage to its active executive employees or otherwise is under no obligation to offer you COBRA continuation coverage.

3.	You will be entitled to accelerated vesting of your then-outstanding equity awards as provided under “Equity Awards” below.

Equity Awards. To the extent that you hold equity-based awards granted by Yahoo! under its equity incentive plans that are outstanding and unvested as of the date of this Agreement (your “Outstanding Awards”), the award agreement that evidences each such Outstanding Award is hereby amended to provide as follows:

1.	Stock Options. If your employment with Yahoo! is terminated by Yahoo! without Cause (and other than as a result of your death or disability), each of your Outstanding Awards that is a stock option will vest and become exercisable on your Termination Date with respect to each installment of such stock option that is scheduled to vest within six (6) months after your Termination Date. The vested portion of the option will be exercisable following your termination for the period specified in the applicable option agreement, and any portion of the option that is not vested (after giving effect to the foregoing acceleration provision) will terminate on your Termination Date.

2.	Time-Based RSUs. If your employment with Yahoo! is terminated by Yahoo! without Cause (and other than as a result of your death or disability), each of your Outstanding Awards that is a restricted stock unit award (“RSU”) that vests based solely on the passage of time will vest on your Termination Date with respect to each installment of such award that is scheduled to vest within six (6) months after your Termination Date and will be paid as provided in the award agreement. Any portion of the award that is not vested (after giving effect to the foregoing acceleration provision) will terminate on your Termination Date.

3.	Performance-Based RSUs (OCF and AFP). If your employment with Yahoo! is terminated by Yahoo! without Cause (and other than as a result of your death or disability), each of your Outstanding Awards that is an RSU that vests based on the Company’s achievement of financial performance goals (other than total stockholder return) will be subject to the following provisions:

•

any RSUs credited (or to be credited) to you in accordance with the terms of the award with respect to Company performance for any fiscal year ended prior to the year in which your Termination Date occurs, to the extent not then vested, will vest as of your Termination Date and be paid as provided in the award agreement;

•

if you are employed with Yahoo! for six months or more of the fiscal year in which your Termination Date occurs, you will be credited with an additional number of RSUs for that fiscal year equal to (a) the number of RSUs that would have been credited at the end of such year based on Company performance under the terms of the award, multiplied by (b) a fraction, the numerator of which is the number of whole months of your employment with Yahoo! during such year and the denominator of which is twelve (12), such credited units to be paid after the end of such year as provided in the award agreement; and

•	any RSUs subject to the award that do not vest in accordance with the preceding provisions will terminate as of your Termination Date.

In the event that a termination of your employment under the circumstances described above occurs and you would be entitled to greater accelerated vesting of any Outstanding Award in the circumstances under the terms of the applicable award agreement (or other agreement with, or applicable plan of, the Company) than under the applicable provisions of this Agreement, you will be entitled to the accelerated vesting of the award provided in the Outstanding Award agreement (or such other agreement or plan), and the provisions of this Agreement will be disregarded as to that award. In no event will you be entitled to accelerated vesting of an Outstanding Award under both this Agreement and another agreement or plan. For purposes of clarity, this agreement does not limit any right that you may have to accelerated vesting of your awards in any other circumstances (for example, and without limitation, upon a change in control) pursuant to the applicable agreement or plan.

You will be entitled to accelerated vesting of any then-outstanding equity awards that are granted after the date of this Agreement as and to the extent provided in the applicable award agreements.

Except as expressly set forth above, this Agreement does not modify any other terms of any of your Outstanding Awards. For avoidance of doubt, this Agreement does not modify any provisions of any of your Outstanding Awards that are RSUs that vest based on the Company’s total stockholder return.

Conditions of Severance; Exclusive Remedy. All benefits specified in this Agreement are conditioned on (1) you signing a full release of any and all claims against Yahoo! in a release form acceptable to Yahoo! (within the period specified in it by the Company, which in no event shall be more than fifty days following your Termination Date) and your not revoking such release pursuant to any revocation rights afforded by applicable law, and (2) your compliance with your obligations under your Employee Confidentiality and Assignment of Inventions Agreement, or similar agreement. To the extent that you are otherwise entitled to Company-paid COBRA coverage as provided above, such benefit shall not be suspended during the period of time you consider such a release, but shall terminate immediately in the event that you do not timely provide (or in the event that you revoke) such release. You agree that the benefits specified in this Agreement (and any applicable acceleration of vesting of an equity-based award in accordance with its terms) will constitute the exclusive and sole remedy for any termination of your employment and you covenant not to assert or pursue any other remedies, at law or in equity, with respect to your termination.

Tax Matters.

(a) Withholding. Yahoo! will withhold required federal, state and local taxes from any and all payments contemplated by this Agreement.

(b) Section 280G. If any payment or benefit received or to be received by you (including any payment or benefit received pursuant to this Agreement or otherwise) would be (in whole or part) subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then, any cash severance benefits contemplated by Section 1 under “Severance” above and any accelerated vesting of time-based RSUs, performance-based RSUs, and stock options will be reduced to the extent necessary to make such payments and benefits not subject to such Excise Tax, but only if such reduction results in a higher after-tax payment to you after taking into account the Excise Tax and any additional taxes you would pay if such payments and benefits were not reduced. If a reduction in cash severance and/or acceleration of vesting is so required, then, unless you elect a different order of reduction in advance (to the extent such an election may be made without resulting in any tax, penalty or interest under Code Section 409A), any cash severance payable in installment payments will be reduced first (with the installments scheduled to be paid latest in time reduced first), then any cash severance payable as a lump sum shall be reduced, then any accelerated vesting of equity incentive awards will be reduced (with time-based RSUs, performance-based RSUs, and stock options to be reduced in that order with the reduction made first as to the awards scheduled to vest latest in time).

(c) Responsibility for Taxes. Other than Yahoo!’s obligation and right to withhold federal, state and local taxes, you will be responsible for any and all taxes, interest, and penalties that may be imposed with respect to the payments contemplated by this Agreement (including, but not limited to, those imposed under Internal Revenue Code Section 409A). To the extent that this Agreement is subject to Internal Revenue Code Section 409A, you and Yahoo! agree that the terms and conditions of this Agreement will be construed and interpreted to the maximum extent reasonably possible, without altering the fundamental intent of this Agreement, to comply with and avoid the imputation of any tax, penalty or interest under Code Section 409A.

Notwithstanding any provision of this letter to the contrary, if you are a “specified employee” as defined in Section 409A of the U.S. Internal Revenue Code, you will not be entitled to any payments in connection with the termination of your employment until the date which is six (6) months and one (1) day after your Termination Date (or, if earlier, the date of your death) and any payment otherwise due in such period will be made within the thirty (30) day period following the six (6) month anniversary of your Termination Date (or, if earlier, within the thirty (30) day period after the date of your death). The provisions of this paragraph will only apply if, and to the extent, required to comply with Code Section 409A. For purposes of Code Section 409A, each payment made under this letter is designated as a “separate payment” within the meaning of Code Section 409A.

Change in Control Severance. Notwithstanding the foregoing provisions, in the event that you are otherwise entitled to receive severance benefits in connection with a termination of your employment under both this Agreement and the Company’s Change in Control Employee Severance Plan, as amended, or any successor plan thereto (the “CIC Plan”), you will receive either the cash severance and COBRA payments provided under the CIC Plan or under this Agreement, whichever is greater, but in no event will you be entitled to receive such benefits under both the CIC Plan and this Agreement.

By executing this Agreement, you and the Company agree that Section 2.7 of the CIC Plan, as it applies to any benefits you may receive thereunder, is hereby amended, effective immediately, to provide that, if the period of 60 business days following the Severance Date (as defined in the CIC Plan) referred to in such section spans two calendar years, the Benefit Commencement Date (as defined in the CIC Plan) will occur in the second of the two calendar years.

Amendment. Except as provided in the next sentence, this Agreement may be amended only by a written agreement signed by both you and by an authorized officer of the Company. Effective as of December 31, 2013 or the end of any subsequent year, the Company may modify this Agreement in any manner, provided (1) the Company has notified you of the pending modification at least ninety days in advance of the proposed effective date of such modification, and (2) your employment is not terminated by the Company prior to the effective date of any such modification in circumstances that entitle you to severance under this Agreement.

Entire Agreement. This Agreement, together with the agreements that evidence any equity-based awards granted to you by Yahoo!, constitute the entire agreement between you and Yahoo! with respect to the subject matter hereof and supersede any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and Yahoo! concerning such subject matter including, but not limited to, any provisions relating to severance and/or acceleration of equity detailed in your offer letter. The CIC Plan and any Employee Confidentiality and Assignment of Inventions Agreement (or similar agreement) are outside the scope of the foregoing integration provision.

At-Will Employment. Nothing in this letter alters the at-will nature of your employment relationship with Yahoo! or creates a contract for employment for a specified period of time. Either you or Yahoo! may terminate the employment relationship at any time, with or without cause and with or without advance notice.

IF THIS AGREEMENT IS ACCEPTABLE TO YOU, PLEASE SIGN BELOW AND RETURN THE ORIGINAL TO JENNIFER FONG IN HUMAN RESOURCES BY MARCH 31, 2011.

Sincerely,

YAHOO! INC.

By:	/s/ David Windley
David Windley
EVP, Chief Human Resources Officer
Yahoo! Human Resources

I accept and agree to the terms and conditions outlined in this Agreement.

/s/ Timothy R. Morse	3/23/11
Tim Morse	Date